Exhibit 99.1
LecTec Corporation Reports Settlement With Chattem, Inc.
March 28, 2011
TEXARKANA, Texas—(BUSINESS WIRE)—LecTec Corporation (OTCBB: LECT) announced today that LecTec has settled its pending patent infringement lawsuit against Chattem, Inc. The trial with the other defendant in the lawsuit, Prince of Peace Enterprises, is still scheduled to proceed on April 11, 2011, with court ordered mediation to occur on March 30, 2011. Chattem has agreed to make a one-time, $3,600,000 payment to LecTec for a non-exclusive license to LecTec’s U.S. Patent Nos. 5,536,263 and 5,741,510, and any other LecTec patents that claim priority from these two patents, for use in connection with any product or process sold or used by Chattem Inc., other than products covered by exclusive licenses previously granted to other companies. Such settlement proceeds are before paying contingent legal fees and prior to any tax effect.
Greg Freitag, LecTec’s CEO stated: “This settlement provides LecTec with cash now without future risk, and will position the company for a positive future. We fully understand that some of our shareholders will be disappointed that the case against Chattem was not taken to trial, but the Board and I are confident that this settlement is clearly in the best interests of LecTec and its shareholders.”
About LecTec
LecTec is an intellectual property (“IP”) licensing and holding company with approximately $9.3M in cash at September 30, 2010. LecTec is pursuing a merger and acquisition strategy which is intended to leverage its cash asset and improve shareholder value and liquidity. LecTec holds multiple domestic and international patents based on its original hydrogel patch technology and has filed patent applications on a hand sanitizer patch. LecTec also has a licensing agreement (“Novartis Agreement”) with Novartis Consumer Health, Inc., under which LecTec receives royalties from time to time based upon a percentage of Novartis’ net sales of licensed products. LecTec takes legal action as necessary to protect its intellectual property and is currently involved in one patent infringement action. The LecTec hydrogel patch technology allows for a number of potential applications, while its anti-microbial hand sanitizer patch is intended to be dry, thereby rendering the patch harmless in the event that it is licked, chewed, or exposed to the eye. An initial prototype of the hand sanitizer patch has been developed and LecTec is exploring the engagement of a strategic partner to complete its hand sanitizer patch development. An effort to monetize products from LecTec’s intellectual property is also ongoing. LecTec’s website is www.lectec.com.

Cautionary Statements
This press release contains forward—looking statements concerning possible or anticipated future results of operations or business developments which are typically preceded by the words “believes,” “wants,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. Such forward looking statements are subject to risks and uncertainties which could cause results or developments to differ materially from those indicated in the forward—looking statements. Such risks and uncertainties include, but are not limited to, LecTec’s dependence on royalty payments from Novartis Consumer Health, Inc., which is selling an adult vapor patch licensed from LecTec, LecTec’s dependence on key personnel and Board of Director members, LecTec’s pending patent infringement litigation against Prince of Peace Enterprises, Inc., the issuance of new accounting pronouncements, information disseminated on internet message boards from posters expressing opinions that may or may not be factual, the availability of opportunities for license, sale or strategic partner agreements related to patents that LecTec holds, limitations on market expansion opportunities, and other risks and uncertainties detailed from time to time in LecTec’s filings with the Securities and Exchange Commission, and particularly as described in the “Risk Factors” included in our Form 10—K for the year ended December 31, 2009.
Contacts
LecTec Corporation, Greg Freitag, CEO/CFO (903) 832-0993